Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “First Supplemental Indenture”), dated as of April 23, 2014, among Woodside Homes of Fresno, Inc., a California corporation, Woodside Homes of Northern California, Inc., a Delaware corporation, and Woodside Homes of AZ, LLC, an Arizona limited liability company (each, a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), each a subsidiary of Woodside Homes Company, LLC, a Delaware limited liability company (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company, Woodside Homes Finance Inc., a Delaware corporation (the “Corporate Issuer” and, together with the Company, the “Issuers”) and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 5, 2013, providing for the issuance of an unlimited aggregate principal amount of 6.750% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally Guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.                                      Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      Guarantor. The Guaranteeing Subsidiaries hereby agree to be Guarantors under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof, subject to the terms and limitations therein.

3.                                      Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.                                      Counterparts. The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

5.                                      Headings. The headings of the Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

6.                                      Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this First Supplemental Indenture or the Notes, and it shall not be responsible for any statement or recital herein.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

WOODSIDE HOMES OF FRESNO, INC.

By:	/s/ Wayne Farnsworth
	Name:	Wayne Farnsworth
	Title:	Secretary

WOODSIDE HOMES OF NORTHERN CALIFORNIA, INC.

By:	/s/ Wayne Farnsworth
	Name:	Wayne Farnsworth
	Title:	Secretary

WOODSIDE HOMES OF AZ, LLC

By:	/s/ Wayne Farnsworth
	Name:	Wayne Farnsworth
	Title:	Secretary

[Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President

[Signature Page to First Supplemental Indenture]